                                                             OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                       Peoples Educational Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock, par value $0.02 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  711026-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP NO. 711026-10-4                  13G                    Page 2 of 5  Pages
--------------------------------------------------------------------------------
  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        School Power Limited Partnership
        FIN:  41-2021179
--------------------------------------------------------------------------------
  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
  3.    SEC Use Only


--------------------------------------------------------------------------------
  4.    Citizenship or Place of Organization

        Minnesota
--------------------------------------------------------------------------------

     Number of             5.      Sole Voting Power

      Shares                       1,813,363
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                      1,813,363
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
--------------------------------------------------------------------------------
  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

         1,813,363
--------------------------------------------------------------------------------
 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)


--------------------------------------------------------------------------------
 11.    Percent of Class Represented by Amount in Row (9)

        47.6%
--------------------------------------------------------------------------------
 12.    Type of Reporting Person (See Instructions)

        PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 1(a)         NAME OF ISSUER:  Peoples Educational Holdings, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  299 Market Street
                  Saddle Brook, NJ  07663

ITEM 2(a)         NAME OF PERSON FILING:    School Power Limited Partnership

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Cherry Tree Investments, Inc.
                  301 Carlson Parkway, Suite 103
                  Minnetonka, MN  55305

ITEM 2(c)         CITIZENSHIP:   Minnesota

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.02 per share

ITEM 2(e)         CUSIP NO.:  711026-10-4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS
                  A:   Not Applicable

                  (a) [  ] Broker or dealer registered under Section 15 of the
                           Exchange Act.

                  (b) [  ] Bank as defined in Section 3(a)(b) of the Exchange
                           Act.

                  (c) [  ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                  (d) [  ] Investment company registered under Section 8 of the
                           Investment Company Act.

                  (e) [  ] An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E).

                  (f) [ ] An employee benefit plan or endowment fund in accorance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                               Page 3 of 5 Pages

ITEM 4            OWNERSHIP:

                    (a)  AMOUNT BENEFICIALLY OWNED: 1,813,363

                    (b)  PERCENT OF CLASS: 47.6%

                    (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                           (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                               1,813,363

                           (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE 0

                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                                 DISPOSITION OF 1,813,363

                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                                DISPOSITION OF 0

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10           CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 14, 2005
                                        ----------------------------------------
                                                        (Date)

                                                 /s/ Gordon F. Stofer
                                        ----------------------------------------
                                                     (Signature)

                                           Gordon F. Stofer, Managing Partner
                                        ----------------------------------------
                                                   (Name and title)




                               Page 5 of 5 Pages